NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 13, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 30, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger bewteen SCHMID Group and Pegasus Digital Mobility Acquisition Corp. became effective on April 30, 2024. Holders of Pegasus Digital Mobility Acquisition Corp. Class A Ordinary Shares will receive a number of Pegasus TopCo B.V. (to be renamed SCHMID Group N.V.) Ordinary Shares. Each Redeemable Warrant of Pegasus Digital Mobility Acquisition Corp. will be converted into Pegasus TopCo B.V. (to be renamed SCHMID Group N.V.) Warrant. The Units of Pegasus Digital Mobility Acquisition Corp., each consisting of one Class A ordinary share and one-half of one redeemable warrant, will automatically separate into the component securities, and, as a result, will no longer trade as a separate security. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 01, 2024.